GRAND PRIX FUNDS, INC.
                    GRAND PRIX FUND
      DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
                    CLASS C SHARES


     The following Distribution and Shareholder
Servicing Plan (the "Plan"), has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, by Grand Prix Funds, Inc. (the "Company"), a Maryland corporation, on behalf of the Class C shares of the Grand Prix Fund (the "Fund"). The Plan has been approved by a majority of the Company's Board of Directors, including a majority of the directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Related
Agreement (as defined below) (the "Disinterested
Directors"), cast in person at a meeting called for the purpose of voting on such Plan.

     In considering whether the Company should adopt the Plan, the Board of Directors of the Company evaluated such information as it deemed necessary and determined that there was a reasonable likelihood that the adoption of the Plan would benefit the Company and the Class C shareholders of each Fund.

     The provisions of the Plan are as follows:

1.   PAYMENTS BY THE COMPANY TO PROMOTE THE SALE OF,
     AND TO SERVICE, THE CLASS C SHARES

          (a)  The Company, on behalf of the Class C
     shares of the Fund, will pay T.O. Richardson
     Securities, Inc. (the "Distributor"), as principal underwriter of the Fund's shares, a distribution fee of up to 0.75% per annum of the average daily net assets of the Class C shares and a service fee of up to 0.25% per annum of the average daily net assets of the Class C shares. Such fees shall be paid for services rendered in connection with the promotion and distribution of the Fund's Class C shares and the provision of personal services to holders of such shares, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and seller personnel, the printing and mailing of prospectuses to other than current Class C shareholders of the Fund, and the printing and mailing of sales literature. The
     Distributor may pay all or a portion of the distribution and/or service fee to any securities dealer, financial institution or any other person
     (the "Recipient") who renders assistance in distributing or promoting the sale of the Class C shares or who provides certain shareholder services to Class C shareholders pursuant to a written agreement (the "Rule 12b-1 Related
     Agreement"), a form of which is attached hereto as Appendix A. Payment of the distribution and service fee shall be made promptly following the end of each month, provided that the aggregate payments by the Company on behalf of the Fund's
     Class C shares shall not exceed 1.00% per annum of the average net assets of the Class C shares.

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          (b)  No Rule 12b-1 Related Agreement shall be
     entered into with respect to the Fund, and no payments shall be made pursuant to any Rule 12b-1
     Related Agreement, unless such Rule 12b-1 Related
     Agreement is in writing and has first been delivered to and approved by a vote of a majority of the Board of Directors of the Company, and of a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement. The form of the Rule 12b-1 Related Agreement attached hereto as Appendix A has been approved by the Company's Board of Directors as specified above.

          (c)  Any Rule 12b-1 Related Agreement shall
     describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

          (d)  No Rule 12b-1 Related Agreement may be
     entered into unless it provides (i) that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the Disinterested Directors or by vote of a majority of the outstanding voting securities of the Class C shares of the Fund on not more than 60 days' written notice to the other party to the Rule 12b-1 Related Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

          (e)  The Rule 12b-1 Related Agreement shall
     continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Directors of the Company, and of the Disinterested
     Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related
     Agreement.

2.   QUARTERLY REPORTS

          The Distributor or its agent shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of all amounts expended pursuant to the Plan.
     This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Directors may reasonably request.

3.   EFFECTIVE DATE AND DURATION OF THE PLAN

          The Plan shall become effective as of August
     2, 1999, assuming prior approval by the vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms.
     Thereafter, the Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested
     Directors, cast in person at a meeting called for the purpose of voting on such continuance. The
     Plan may be terminated with respect to a

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     Fund at any time, without the payment of any penalty,
     by the vote of (a) a majority of the Disinterested
     Directors or (b) a majority of the outstanding voting securities of the Class C shares.

4.   SELECTION OF DISINTERESTED DIRECTORS

          During the period in which the Plan is
     effective, the selection and nomination of those Directors who are Disinterested Directors of the Company shall be committed to the discretion of the Disinterested Directors.

5.   AMENDMENTS

          All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Directors of the Company, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be spent by the Company, on behalf of the Class C shares, without approval by a majority of the outstanding voting securities of the Class C shares.

6.   RECORDKEEPING

          The Company shall preserve copies of the Plan, any Rule 12b-1 Related Agreement and all reports made pursuant to Section 2 for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.